FOR IMMEDIATE RELEASE

Infrastructure Materials Corp. Announces Conversion of Debt

October 9, 2013 – Reno, Nevada - Infrastructure Materials Corp. (the “Company”) (TSXV – IFM; OTCBB – IFAM) is pleased to announce that it has completed the conversion of debt transaction (the “Conversion”) with Mont Strategies, Inc. a corporation that is owned and controlled by a member of the Company’s Board of Directors, as previously announced on September 9, 2013.

As of September 30, 2013, the Company was indebted to Mont Strategies Inc. in the approximate amount of US $293,700 as a result of cash lent to the Company for working capital. The Company and Mont Strategies Inc. agreed to convert US $293,000 of the indebtedness into common shares of the Company at a conversion price of CDN $0.05 per share. On October 8, 2013 the Company completed the Conversion and issued to Mont Strategies Inc. 6,035,800 common shares. The issued shares are subject to a four month hold period in Canada expiring February 9, 2014, and to a 12 month hold period in the United States.

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of precious metal properties located in Nevada and cement grade limestone deposits in strategic locations in the United States.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact:

Mason Douglas, President and CEO
Phone: 866-448-1073
Email: info@infrastructurematerialscorp.com
or visit our website at
www.infrastructurematerialscorp.com or
www.cementforthefuture.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This press release contains certain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” ”believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.